Exhibit 10.1

Re:

[name of a Selling Shareholder]

and

Shineco Life Sciences Incorporation (Shineco, Inc.)

Equity Transfer Agreement

01/18/2022

(Page 2)

Content

1. The parties in the agreement	3
2. Definition and explanation	3
3. Sale and purchase of Target Equity	5
4. Obligations before closing	5
5. Closing conditions	5
6. Closing	6
7. Transaction consideration and payment conditions	6
8. Transitional arrangements	7
9. Seller representations, undertakings or warranties	8
10. Purchaser representations, undertakings or warranties	8
11. Three-year development plan of the Target Company	9
12. Liability & termination for breach of contract	9
13. Amendment	10
14. Notice	10
15. Confidentiality	11
16. Taxes and fees	11
17. Severability	11
18. Governing Law	11
19. Litigation	11
20. Language and Text	12

● Annex 1 Resolutions in Target Company shareholder meeting
● Annex 2 Transfer (closing) confirmation

(page 3)

This “Equity Transfer Agreement” (hereinafter referred to as “this Agreement”) was signed by the following parties at [Chaoyang District, Beijing City, China] on 1/18/2022:

1. The parties in the agreement

Seller:

[*] (ID No.: *), a natural person within the territory of the People’s Republic of China with full capacity for civil conduct, is one of the registered shareholders of the target company, and legally holds 64.2125% of the equity and all corresponding rights and interests of the target company. Interest is the actual controller of the target company, and Peng He and his team are the operation management party of the target company. (hereinafter referred to as “Seller”).

Purchaser:

Shineco Life Sciences Incorporation (English name: Shineco, Inc.), a limited company established and existing under the laws of the State of Delaware and listed on NASDAQ (stock code: SISI), with its registered address in 15 Northeast Street, Dover City, Kent County, Delaware, USA, and China office address Zhengda Center, Room 3310, North Tower, Chaoyang District, Beijing. (hereinafter referred to as: “Purchaser”).

Target Company:

Xiang Peng You Kang (Beijing) Technology Co., Ltd.(the unified social credit code is *), a limited liability company legally established and existing within the territory of the People’s Republic of China. Its registered address is Science and Technology Park, 21 Torch Street, Room 401-17, 4th Floor, Building 4, Changping District, Beijing. (hereinafter referred to as the “Target company”);

Under this Agreement, the Seller and the Purchaser are referred to as “Party” respectively, collectively referred to as the “Both parties”, and each other as the “the other Party”, and the Seller, Purchaser and the Target Company are collectively referred to as the “All parties”.

WHEREAS: The Seller wishes to sell the Target Equity (as defined below) to the Purchaser in accordance with the terms and conditions set forth in this Agreement, and the Purchaser agrees to purchase the Target Equity from the Seller in accordance with the terms and conditions set forth in this Agreement. Therefore, after friendly negotiation, the two parties hereby arrive at agreements as follow:

2. Definition and explanation

2.1	In this Agreement and its Annexes, unless the context otherwise requires, the following words shall have the following meanings in this Agreement:

Working days	refers to the calendar days (except Saturdays and Sundays) on which banks operating in China are open for normal business when inter-bank deposit and payment transactions are possible.

(page 4)

Base Date	June 30, 2021

Renminbi	refers to Renminbi, the legal tender of China

China	refers to the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan for the purpose of this Agreement.

Material adverse effect

refers to any circumstance, change or effect that relates to the business or the Company: such circumstance, change or effect (a) on the existence, business, assets, intellectual property, liabilities (including but not limited to contingent liabilities) of the Company, operating results or financial conditions, or there is sufficient evidence to show that it may cause serious adverse effects, or cause the company and/or the company’s assets to lose more than ten percent (10%) of its net assets, or cause the company’s net profit for the year to be less than Ten percent (10%) of the Company’s predicted total net profit for the year; or (b) materially adversely affect the Company’s qualifications, licenses or ability to operate its current business.

Material Contract

refer to that is necessary for the existence, development, financial condition or business of the company, or constitutes a material restriction on the company, or the absence of such a contract or agreement will have a material adverse effect on the existence, development, financial condition or business of the company. All contracts, agreements, memorandums, letters of intent or other legal documents, whether or not such contracts or agreements are entered into in the normal course of business operations, including but not limited to: (i) any transaction value exceeding RMB [100,000] contracts, (ii) contracts to transfer, sell, license, purchase or dispose of the company’s important property or important intellectual property, (iii) exclusive contracts or contracts that limit the company’s ability to compete, (iv) contracts with the company’s top ten partners, engineering or suppliers of raw materials, commercial contracts signed by customers of sales and engineering contracts, (v) contracts involving equity sales, equity acquisitions, investments, financing, joint ventures, mergers and acquisitions, reorganizations, voting rights arrangements, profit sharing, or transfer of control rights, (vi ) A contract to set encumbrances on the company’s equity or important property, etc., (vii) A contract or agreement signed with a government department.

2.2	In this Agreement, unless otherwise stated:

2.2.1	The terms and annexes mentioned in 2.2.1 refer to the terms and annexes of this Agreement;

2.2.2	The headings used in this Agreement are for convenience only and shall not affect the meaning or explanation of this Agreement in any way;

2.2.3	The word “including” used in this Agreement shall be construed as “including but not limited to”;

2.2.4	The Attachments form part of this Agreement and shall have the same force and effect as those expressly listed in the main body of this Agreement. Any reference to this Agreement shall include the attachments.

(page 5)

3. Sale and purchase of Target Equity

3.1	According to the terms and conditions stipulated in this Agreement, the Seller intends to sell the Target Equity to the Purchaser. The Purchaser intends to transfer the Target Equity, and complete the industrial and commercial registration change of the Target Equity (collectively referred to as “this transaction”).

3.2

The “Target Equity” referred to in this Agreement refers to the Xiang Peng You Kang (Beijing) Technology Co., Ltd.(hereinafter referred to as the “Target company” or “company”) held by the Seller on the Closing Date to be sold to the Purchaser. “) [48.4483]% Equity.

4. Obligations before closing

4.1	Disputes, disputes, losses, liabilities, etc. arising from the target company’s operations, labor services, taxation, etc. due to the business behaviors and events before the closing shall be borne by the Seller;

4.2	The Seller guarantees that he will serve in the Target Company for not less than 3 years after closing.

5. Closing Conditions

5.1	Closing is subject to the satisfaction or appropriate waiver of the following precedent conditions:

5.1.1	The Seller has approved the transaction according to its internal organizational documents, and other shareholders have given up the right of first refusal (Annex 1: Resolution of the shareholders’ meeting of the Target Company);

5.1.2	The representations, undertakings and warranties made by the Seller under this Agreement will continue to be true, accurate, complete and not misleading until the Closing Date;

5.1.3	The Seller does not appear to have failed in any material respect to comply with or perform any of its commitments or obligations under this Agreement that need to be complied with or performed by it at or before the Closing;

5. 1.4	The Purchaser has approved the transaction according to its internal company documents;

5.1.5	The Purchaser has not in any material respect to fail to comply with or perform any of its commitments or obligations under this Agreement that need to be complied with or performed by it at or before the Closing;

5.1.6	There are no one or more events with a material adverse effect before the Closing Date, and there is no indication that such events that may cause a material adverse effect will occur;

5.1.7	The pre-Closing obligations stipulated in this Agreement and other transaction documents shall be fulfilled by the Seller before the formal signing of this Agreement, or on or before the Closing Date, and there is no breach of the pre-Closing obligations;

5. 1.8	There are no existing or potential actions brought against any party to this Agreement by or to any government agency that attempt to limit or materially adversely affect the conditions of the transactions contemplated by this Agreement that affects any claims.

(page 6)

5.2	To the extent that Both Parties are obligated to satisfy the relevant prerequisites, they shall use all commercially reasonable efforts to realize or facilitate the realization of the prerequisites listed in Article 5.1 above of this Agreement as soon as possible before the Closing Date.

5.3	On the basis of friendly negotiation between the two parties, the two parties may sign a separate confirmation letter to waive or partially waive the conditions listed in Article 5.1 that cannot be met.

5.4	All parties in this Agreement shall, in accordance with the provisions of applicable laws and regulations, use all reasonable efforts to take, or cause others to take, all relevant measures required, appropriate or necessary to handle or cause others to handle all such relevant matters as soon as possible, and shall sign and deliver all necessary documents and other materials to enforce the terms of this Agreement and to complete and take effect the transactions contemplated by this Agreement.

6. Closing

6.1	Within [30] days after the signing of this Agreement and the closing conditions stipulated in this Agreement are satisfied or the Purchaser is exempted, the Purchaser and Seller shall assist the Target Company to complete the equity closing procedures such as taxation and industrial and commercial change of the Target Equity, and obtain a business license. Such industrial and commercial changes have clearly reflected the shareholding status after the completion of the equity transfer and other relevant matters contained in the transaction documents;

6.2	Upon the completion of the foregoing, all parties to the agreement sign the “Confirmation of Transfer (closing)” [see Annex II] to confirm the date of closing, and it is deemed that the closing is completed, and the “Confirmation of Transfer (closing)” is signed.

6.3	Attribution of Target Equity and related responsibilities before and after the Closing Date: For the liabilities or payment liabilities of the target company, Both Parties agree that, except those listed in the financial due diligence report, any liabilities or payments incurred by the Target Company before the Closing Date (excluding the current day), responsibilities (whether the actual payment is required before or after the Closing Date) shall be borne by the Seller. Any liabilities or payment liabilities incurred by the Target Company from the Closing Date shall be borne by the joint venture company after closing. However, no matter before or after the Closing Date, if the Seller’s reasons or the Seller’s disclosure is untrue or incomplete, or the Seller violates the representations, commitments or guarantees, the Purchaser or the Target Company after the Closing Date will expand its liabilities or payment obligations or increase the value of its equity. In the event of reduction or other losses, the Seller shall be responsible for indemnifying the Purchaser for the enlarged liabilities and payment obligations and the reduction in equity value and the loss, and the Purchaser shall have the right to directly deduct it from the transaction consideration payable to the Seller. A corresponding reduction will be considered in the closing.

7. Transaction Consideration and Payment Conditions

7.1	The transaction consideration is RMB [33,913,810] of the restricted shares of Shineco, Inc. (SISI) registered in the Transfer Agent (TA) system, referring to the average price of the prior fifth and the 30th trading days before December 28, 2021. The price was determined by consensus between the two parties at 8 US dollars per share, and converted at the exchange rate (1 US dollar = 6.37 yuan), and the final transaction consideration was 665,499 Shineco, Inc. (SISI) restricted shares. The stock has a restricted period of not more than 12 months (hereinafter referred to as the “Transaction Consideration”).

(page 7)

7.2	The transaction consideration is determined according to the following methods: [The transaction consideration refers to the transaction pricing of similar targets in the market, and comprehensively considers the target company’s existing operating performance and expected future high growth factors, and is determined by Both Parties through negotiation].

7.3	Within [30] days after the parties to the agreement complete the closing and sign the “Confirmation of Transfer (Closing)”, the Purchaser shall deliver 100% of the total consideration to the Seller, that is, Shineco, Inc. (SISI) restricted shares value equivalent [33,913,810] RMB.

8. Transitional arrangements

8.1	The period from the signing date of this Agreement to the Closing Date (excluding the current day) (“transition period”), if the Closing Date is not the end of the month, the transition period shall be the period from the signing date of this Agreement to the end of the month closest to the Closing Date . During the transition period, in addition to other obligations (if any) to satisfy the conditions precedent to Closing or activities undertaken with the prior written consent of the Purchaser, the Seller shall ensure the following:

8.1.1	Make the Target Company operate in the normal way of business operations as in the past;

8.1.2	Maintain or update all business contracts and operational qualifications involved in the target company;

8.1.3	Except for the normal wear and tear of daily operation, the assets of the Target Company have not suffered substantial or significant value impairment; the scope of the assets of the Target Company includes:

A.	The assets listed in the “Special Financial Due Diligence Report on the Acquisition of Equity Interests of Xiang Peng You Kang (Beijing) Technology Co., Ltd. by Shineco, Inc.” issued by the accounting firm on June 30, 2021 as the base date ;

B.	Intellectual property rights directly related to the Target Company (including but not limited to software copyrights, trademarks, domain names, etc.);

C.	As of the Closing Date, various business contracts have not been fulfilled and related to the Target Company are still valid;

D.	On the Closing Date, the relevant assets owned by the Target Company but not included in the scope of due diligence.

8. 1.4	The Seller shall not directly or indirectly transfer or pledge any target equities or assets of the target company, and shall not establish third-party rights on the target equities or assets of the target company, or facilitate, allow or assist the occurrence of any of the foregoing events;

8.1.5	The holding, operation and/or transfer for the purpose of this transaction of the Target Equity, the assets of the Target Company do not infringe any third party rights.

8.2	During the transition period, the profits and losses arising from the Target Equity and the assets of the Target Company belong to the Seller.

8.3	During the transition period, Both Parties shall cooperate with each other to further sign or perform any documents that may be required to be signed or actions that may be required by Both Parties for the full implementation of this Agreement and the completion of this transaction.

8.4	During the transition period, the Seller is responsible for hiring a financial officer to manage the accounts of the Target Company and receive financial management training from the Purchaser.

8.5	During the transition period, the Target Company shall set up a board of directors consisting of five directors, of which the Purchaser shall designate two directors and the chairman shall be the director designated by the Purchaser. The Seller and the original shareholder shall designate two directors. The general manager shall be appointed by the Seller and from the board of directors appointed by the original shareholders. Another board of director is hired by the Target Company after the closing. The board of directors implements one person, one vote.

(page 8)

9. Seller’s representations, undertakings or warranties

9.1	The Seller makes the following representations, undertakings or warranties to the Purchaser at the time of signing this Agreement:

9.1.1	The Seller is a natural person with full capacity for civil conduct within the territory of the People’s Republic of China, who has the necessary ability, power, authorization and qualifications to sign and perform this Agreement, and once this Agreement is officially signed and served, it will be the terms constitute Seller’s legal and binding obligations;

9.1.2	The signing and performance of this Agreement by the Seller will not:

A.	Cause a breach or non-compliance with any bylaw, contract, agreement, arrangement, undertaking, license or other document binding on the Seller or any Target Equity;
B.	Causes a violation of any applicable law binding on the Seller or any Target Equity.

9.1.3	There is no order made, brought or proposed by or against the Seller, the Target Equity interest in connection with liquidation, closure, reorganization, receivership, debt settlement, insolvency, placement in breach of trustee or bankruptcy proceedings or similar events, procedure or arrangement.

9.1.4	The Seller has the legal and beneficial ownership of each Target Equity. There are no guarantees or other encumbrances in any of the Target Equity.

9.2	Seller warrants that if it becomes aware of any matter that constitutes or may constitute a breach or inconsistency with any of the representations, undertakings or warranties set forth in Clause [9.1] and elsewhere in this Agreement, it will promptly disclose such matter in writing to Purchaser and bear the responsibility for breach of contract and compensation.

10. Purchaser’s representations, undertakings or warranties

10.1	At the time of signing this Agreement, the Purchaser makes the following representations, undertakings or warranties to the Seller:

10.1.1	The Purchaser is a company legally registered and established in accordance with Chinese laws and validly existing. The Purchaser has the necessary capacity, power, authority and qualifications to enter into and perform this Agreement, and this Agreement, once duly executed and delivered, constitutes the Purchaser’s legal and binding obligations in accordance with its terms;

10.1.2	The signing and performance of this Agreement by the Purchaser will not:

A.	Cause a violation of or conflict with Purchaser’s constitutional or organizational documents;

B.	Cause a breach or non-compliance with any contract, agreement, arrangement, undertaking, license or other document binding on Purchaser; or

C.	Cause a violation of any applicable law binding on Purchaser.

10.1.3	There are no orders, proceedings or arrangements made, instituted or proposed by or against the Purchaser in connection with liquidation, closure, reorganization, receivership, debt settlement, insolvency or bankruptcy proceedings or similar events.

10.1.4	There will be sufficient funds to pay the price, and the source of the Purchaser’s fund is legal.

10.2	The Purchaser warrants that if it becomes aware of any matter that constitutes or may constitute a breach or inconsistency with any representation, undertaking or warranty under clause 10.1, it will promptly disclose the matter in writing to the Seller.

(page 9)

11. The target company’s three-year development plan

11.1	Both Parties agree that, after the completion of the merger, will immediately start to formulate a strategic development plan for the target company, and determine the development goals of the Target Company in the next three years after the acquisition. To ensure that the Target Company after the delivery adheres to the company development concept of “inclusive benefit and sharing”, focusing on digital health management and life science full-cycle management, on the basis of the original business, focusing on the development of internet specialist diagnosis and treatment services, and vocational education for medical technicians and vocational skills training certification and big health product business. Strive to establish 100 specialized oncology hospitals in China with the characteristics of “early tumor screening”, “precise medicine” and “graded diagnosis and treatment” by self-construction or co-construction nationwide in three years. Provide one-stop service of “early diagnosis, early detection, and early treatment of boils” to tumor patients; through self-construction or co-construction with relevant vocational colleges, and use the expert resources accumulated by the Target Company to cultivate nursing, laboratory and other medical services for the society. Professionals in technical occupations; according to the different “physical and mental” characteristics of people’s life cycle, organize industry experts and technicians to write free “popular science” books, establish a membership system, and recommend and provide “customized” health care product for members.

12. Liability for breach of contract and termination of the agreement

12.1	Liability for breach of contract

	12.1.1	If the Seller fails to deliver the corresponding equity interests of the Target Company to the Purchaser as agreed in this Agreement, the Seller shall bear all the liabilities for breach of contract; if the Purchaser fails to deliver the corresponding consideration shares to the Seller according to the agreement, the Purchaser shall assume full responsibility for breach of contract.

12.2	Termination of Agreement

	12.2.1	If Both Parties have fulfilled the terms stipulated in this Agreement, this Agreement is deemed to be terminated, and this Agreement is no longer binding on either party.

	12.2.2	If this Agreement cannot be performed due to force majeure, Both Parties may continue to perform this Agreement after the end of the force majeure or Both Parties negotiate to terminate this Agreement, the Purchaser shall return the acquired equity of the Target Company of the Seller, and the Seller shall return obtained shares of the Target Company at a corresponding price.

(page 10)

13. Amendment

13.1	Unless otherwise agreed in this Agreement, this Agreement may only be amended, supplemented and modified in writing by Both Parties.

14. Notice

14.1	Any notice related to this Agreement shall be written in Chinese and delivered by hand delivery, fax, registered mail or express mail using a courier company recognized by both parties. Notices are effective upon receipt and are deemed to be received: (1) if delivered by hand, registered mail or express mail, on delivery; or (2) if delivered by facsimile, on transmission. In either case, if delivered outside of business hours, notice shall be deemed to be received at the beginning of business hours on the next business day.

14.2	For the purposes of clause 14.1, the contact details of the parties are as follows:

Seller: [*]

Addressee: [*]

Address: Science and Technology Park, 21 Torch Street, Room 401-17, 4th Floor, Building 4, Changping District, Beijing

Tel: [*]

Email: [*]

Purchaser:

Shineco Life Sciences Incorporation (Shineco, Inc.)

Recipient: Zheming Ren

Address: Zhengda Center, North Tower, Room 3310, Chaoyang District, Beijing

Tel: [*]

Email: [*]

Target Company:

Xiang Peng You Kang (Beijing) Technology Co., Ltd.

Recipient: Peng He

Address: Science and Technology Park, 21 Torch Street, Room 401-17, 4th Floor, Building 4, Changping District, Beijing

Tel: [*]

Email: [*]

(page 11)

14.3	Both Parties may change the above address or contact information from time to time in good faith. As long as one party sends a notice of change to the other party according to the above address or contact information, the changed address or contact information shall replace the above address and contact information.

.

15. Confidentiality

15.1	Matters involved in this Agreement and this transaction, any and all contacts and negotiations between the parties regarding this Agreement and this transaction, and the existence of this Agreement are confidential matters. Except for disclosure to relevant laws and other professional advisors who are obliged to keep confidentiality to the parties or as required by relevant laws, the relevant rules of any relevant stock exchange, and a government agency or other authority having jurisdiction over any party to this Agreement. Neither party shall disclose any such confidential matters to any third party other than the signatory of this Agreement without the prior written consent of the other party, except in the case of disclosure as required by the authorities.

16. Taxes and Fees

16.1	Taxes, related costs and expenses related to this transaction shall be paid and borne by Both Parties in accordance with the agreement or their respective applicable laws.

17. Severability

17. 1	If any provision or other provision of this Agreement is found to be invalid, illegal or unenforceable under any law, regulation or public policy, provided that the economic or legal substance of the transaction contemplated by this Agreement is not materially adversely affected in any way by either party, All other terms and provisions of this Agreement shall remain in full force and effect. In the event that any provision or other provision is found to be invalid, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith to amend this Agreement in an acceptable manner to achieve as closely as possible the original intent of the parties in order to, to the greatest extent possible, complete the transactions contemplated by this Agreement as originally planned.

18. Governing Law

18.1	This Agreement is governed by and construed in accordance with the laws of China.

19. Litigation

19.1	Any disputes, disputes or claims arising out of or in connection with this Agreement, the transactions contemplated under this Agreement, or the interpretation, breach, termination or validity of this Agreement shall be resolved through negotiation between the parties. Such negotiation shall begin immediately upon written notice by either party to the other party. If the dispute cannot be resolved within [15] days after the date of service of the written notice, the dispute shall be submitted to the people’s court of the place where the contract is signed upon request of any party to the dispute. The place of action shall be [Beijing, China], and the litigation fee (including but not limited to case acceptance fees, attorney fees, appraisal fees, evaluation fees, preservation fees, etc.) shall be borne by the losing party.

(page 12)

19.2	When any dispute arises or litigation is ongoing, Both Parties shall continue to perform their respective obligations under this Agreement and have the right to exercise their respective rights under this Agreement, except for the disputed matters.

20. Language and Text

20.1	This Agreement is written in Chinese and will take effect from the date when the legal representative or authorized representative of each party signs (or seals) and affixes the official seal of that party.

20.2	The original of this Agreement is in six original copies, each party holds one copy, and the Target Company after the closing retains four copies for procedures such as equity change. Each copy has the same legal effect. In the event of a change in equity, when the competent government department requires a simplified or compliant text, all parties shall formulate in accordance with the spirit determined in this Agreement. In case of inconsistency with this Agreement, this Agreement shall prevail.

(No text below)

(page 13)

(There is no text on this page. It is the signing page of the Equity Transfer Agreement)

This is to certify that this Agreement has been signed by each party by its duly authorized representatives on the date stated at the beginning of this Agreement.

Seller:

(signature):

Purchaser:

Shineco Inc. seal

Legal representative or authorized representative (signature or seal):

Target company:

Xiang Peng You Kang (Beijing) Technology Co., Ltd. (official seal)

Legal representative or authorized representative (signature or seal):